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                                                                 EXHIBIT (a)(16)

                         NOTICE TO PARTICIPANTS OF THE
                           DETROIT DIESEL CORPORATION
                    REMANUFACTURING RETIREMENT SAVINGS PLAN

                                                                  August 9, 2000

Dear Plan Participant:

                                   THE OFFER

    Recently, Diesel Project Development, Inc., a wholly owned subsidiary of DaimlerChrysler North America Holding Corporation, announced an offer to purchase all outstanding shares of common stock of Detroit Diesel Corporation for cash at a price of $23.00 a share. The offer is subject to certain conditions which are fully explained in the enclosed "Offer to Purchase for Cash" (the "Offer") dated July 31, 2000.

                             THE DECISION IS YOURS

    As a participant in your company retirement Plan, YOU SHOULD DIRECT VANGUARD FIDUCIARY TRUST COMPANY, THE TRUSTEE OF YOUR PLAN, TO TENDER, OR NOT TO TENDER, ANY OR ALL OF THE SHARES (ON A PERCENTAGE BASIS) OF THE DETROIT DIESEL COMMON STOCK HELD IN YOUR SEPARATE PLAN ACCOUNT. By instructing Vanguard to "tender" your shares, you are instructing Vanguard to sell your stock for cash in response to the Offer.

    You can provide your directions by promptly completing and returning the enclosed "Tender Offer Instruction Form." Please note that the terms of your Plan provide that the Trustee SHALL NOT tender any shares of Detroit Diesel stock for which it does not receive timely instructions.

    In order to direct Vanguard, YOU MUST RETURN THE ENCLOSED "TENDER OFFER INSTRUCTION FORM" BY 12:00 NOON EST ON TUESDAY, AUGUST 22, 2000, THE PLAN DEADLINE. In the event that DaimlerChrysler extends its expiration date for the Offer (which is currently set for 12:00 midnight on Friday, August 25, 2000), the Plan Deadline will automatically be extended to 12:00 noon EST three business days prior to the new expiration date.

    DaimlerChrysler currently intends to provide a Subsequent Offering Period following the expiration date of the Offer. A Subsequent Offering Period is a an additional period of time from three business days to twenty business days in length, beginning after DaimlerChrysler purchases shares tendered in the Offer, during which stockholders may tender, but not withdraw their shares and receive the Offer price. Should your Tender Offer Instruction Form not be received by Vanguard prior to the Plan Deadline, your shares will be able to be tendered by Vanguard if you so direct during any Subsequent Offering Period provided by DaimlerChrysler.

    Please note that you will not be able to exchange shares into or out of your company stock fund beginning on Friday, August 18, 2000. Your company stock fund will remain "frozen" for a period of time while the results of the Offer are finalized. You will receive additional information from Vanguard when the results are finalized.

                              ENCLOSED INFORMATION

    Enclosed for your consideration are the following materials about the Offer:

1. DaimlerChrysler's "Offer to Purchase for Cash" dated July 31, 2000 which contains important details about the Offer which you should review;

2.  a recommendation statement from the Detroit Diesel Board of Directors;

3.  a "Tender Offer Instruction Form"; and

4.  a postage-paid reply envelope.
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    This information relates only to shares of Detroit Diesel common stock held in your account under the Detroit Diesel Remanufacturing Retirement Savings Plan. If you own other shares of Detroit Diesel stock outside of your Plan, you should receive separate mailings relating to those shares.

                MAILING OR FAXING YOUR INSTRUCTIONS TO VANGUARD

    To instruct Vanguard, please promptly complete, sign and date the enclosed "Tender Offer Instruction Form" and mail it to Vanguard in the enclosed postage-paid reply envelope.

    If you prefer, YOU MAY FAX A COMPLETED AND SIGNED INSTRUCTION FORM TO VANGUARD'S ATTENTION AT 1-877-262-2004. FAXES WILL BE RECEIVED DURING NORMAL BUSINESS HOURS. Please note that timely instructions provided to Vanguard will be followed with respect to shares held in your account as of the Plan Deadline. For example, if additional common stock is allocated to your Plan account before the Plan Deadline, the instructions you give will also be followed with respect to those additional shares.

                         YOUR DECISION IS CONFIDENTIAL

    All instructions received by Vanguard from individual participants will be held in confidence and will not be divulged to any person, including Detroit Diesel Corporation, DaimlerChrysler or any of their respective directors, officers, employees or affiliates.

                          THE EFFECT OF YOUR DECISION

    As a participant in the Plan, YOU WILL NOT BE ABLE TO PARTICIPATE IN THE OFFER UNLESS YOU INSTRUCT VANGUARD TO TENDER THE SHARES HELD UNDER YOUR PLAN ACCOUNT. Keep in mind that your "Tender Offer Instruction Form" must be received by the Plan Deadline, 12:00 NOON EST ON TUESDAY, AUGUST 22, 2000.

    If you have any questions about the Offer, please contact MacKenzie Partners, the information agent for the Offer, at 1-800-322-2885. If you have questions on how to provide directions to Vanguard, please contact Vanguard Participant Services 1-800-523-1188.

                                          Sincerely,
                                          Vanguard Fiduciary Trust Company